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               FIRST CAPITAL, INC. REPORTS THIRD QUARTER EARNINGS

Corydon, Indiana--October 22, 2009. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $408,000, or $0.15 per diluted share, for the nine months ended September 30, 2009, compared to $2.6, million or $0.92 per diluted share, for the same period in 2008.

The decrease in earnings is primarily due to increases in the provision for loan losses and in noninterest expense.

Net interest income after provision for loan losses decreased $2.2 million for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008. Interest income decreased $2.2 million when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.33% during the nine months ended September 30, 2008 to 5.60% for the same period in 2009. This yield reduction was primarily caused by a general decline in market interest rates. Interest expense decreased $2.1 million as the average cost of interest-bearing liabilities decreased from 3.03% to 2.28% when comparing the same two periods. The provision for loan losses increased from $1.3 million during the nine months ended September 30, 2008 to $3.4 million for the nine months ended September 30, 2009. This increase was primarily to allocate specific reserves of $1.6 million on two commercial loan relationships totaling $4.6 million, which are secured by commercial real estate and equipment, as well as to adjust for weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank's market area. The Bank has also established specific reserves of $550,000 on impaired residential mortgage loans, which totaled $1.9 million at September 30, 2009, in recognition of declining home values in its market area.

Noninterest income decreased $167,000 for the nine months ended September 30, 2009 as compared to the same period in 2008. Service charges on deposit accounts decreased $206,000 when comparing the two periods. This was partially offset by an increase of $71,000 in gains on the sale of mortgage loans as the Bank originated and sold $36.5 million of mortgage loans into the secondary market during the nine months ended September 30, 2009 compared to $25.3 million during the same period in 2008.

Noninterest expenses increased $1.5 million as compared to the nine months ended September 30, 2008. Other operating expenses increased $771,000 when comparing the nine months ended September 30, 2009 and September 30, 2008. The increase in other operating expenses was primarily due to a $600,000 increase in FDIC deposit insurance premiums. This included the special assessment imposed on all banks by the FDIC effective June 30, 2009. The Bank's special assessment was $205,000. Data processing expenses increased $514,000 when comparing the two periods. This increase was primarily due to an increase of $444,000 in ATM processing fees. A substantial portion of this increase includes disputed fees for which the Bank is seeking a possible partial refund.

For the quarter ended September 30, 2009, the Company earned net income of $10,000, or less than $0.01 per diluted share, compared to net income of $803,000 or $0.29 for the same period in 2008.

Net interest income after provision for loan loss decreased $555,000 during the quarter ended September 30, 2009 compared to the same period in 2008. Interest income decreased $698,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 6.36% during the quarter ended September 30, 2008 to 5.54% in the same period of 2009 primarily due to the general decline in market interest rates. Interest expense decreased $521,000 as the average cost of interest-bearing liabilities decreased from 2.81% to 2.16% when comparing the same two periods. The provision for loan losses increased from $602,000 for the quarter ended September 30, 2008 to $980,000 for the same period in 2009 primarily due to the establishment of specific reserves on impaired residential mortgage loans previously mentioned.

Noninterest income decreased $66,000 for the quarter ended September 30, 2009 as compared to the quarter ended September 30, 2008. The decrease was primarily due to a $69,000 decrease in service charges on deposits.

Noninterest expenses increased $854,000 when comparing the three months ended September 30, 2009 to the same period in 2008, primarily due to an increase in data processing expenses of $475,000. The increase in ATM processing fees previously mentioned was $438,000 when comparing the two periods. Other operating expenses increased $272,000 when comparing the three month periods ended September 30, 2009 and September 30, 2008. FDIC deposit insurance premiums increased $155,000 while expenses related to the maintenance and sale of foreclosed real estate properties increased $89,000 when comparing the two periods.

Total assets as of September 30, 2009 were $456.6 million compared to $458.6 million at December 31, 2008. Cash and cash equivalents and net loans receivable decreased $5.2 million and $3.3 million, respectively, while securities

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available for sale increased $5.9 million. Federal Home Loan Bank advances decreased $15.1 million while deposits increased $12.7 million during the same period. At September 30, 2009, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank recently added its thirteenth office with the opening of the Lanesville, Indiana location. This is added to the twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the
---------------------
Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
-------
Chris Frederick
Chief Financial Officer
812-734-3464

                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)


                                                                     NINE MONTHS ENDED             THREE MONTHS ENDED
                                                                        SEPTEMBER 30,                  SEPTEMBER 30,
OPERATING DATA                                                        2009       2008                2009         2008
 (Dollars in thousands, except per share data)                        ----       ----                ----         ----
Total interest income                                           $   17,323    $   19,527          $    5,708   $    6,406
Total interest expense                                               6,263         8,322               1,985        2,506
                                                                ----------    ----------          ----------   ----------
Net interest income                                                 11,060        11,205               3,723        3,900
Provision for loan losses                                            3,364         1,340                 980          602
                                                                ----------    ----------          ----------   ----------
Net interest income after provision for loan losses                  7,696         9,865               2,743        3,298

Total non-interest income                                            2,562         2,729                 862          928
Total non-interest expense                                          10,392         8,852               3,923        3,069
                                                                ----------    ----------          ----------   ----------
Income (loss) before income taxes                                     (134)        3,742                (318)       1,157
Income tax expense (benefit)                                          (551)        1,151                (331)         354
                                                                ----------    ----------          ----------   ----------
Net income                                                      $      417    $    2,591          $       13   $      803
Less net income attributable to the noncontrolling interest              9             -                   3            -
                                                                ----------    ----------          ----------   ----------
Net income attributable to First Capital, Inc.                  $      408    $    2,591          $       10   $      803
                                                                ==========    ==========          ==========   ==========
Net income per share attributable to First Capital, Inc.
  common shareholders:
  Basic                                                         $     0.15    $     0.92          $        -   $     0.29
                                                                ==========    ==========          ==========   ==========
  Diluted                                                       $     0.15    $     0.92          $        -   $     0.29
                                                                ==========    ==========          ==========   ==========
Weighted average common shares outstanding:
   Basic                                                         2,775,076     2,803,220           2,761,357    2,800,598
   Diluted                                                       2,788,576     2,817,404           2,776,887    2,813,895

OTHER FINANCIAL DATA
Cash dividends per share                                        $     0.54    $     0.53          $     0.18   $     0.18
Return on average assets (annualized)                                 0.12%         0.77%               0.01%        0.73%
Return on average equity (annualized)                                 1.15%         7.42%               0.08%        6.90%
Net interest margin                                                   3.56%         3.69%               3.66%        3.92%
Net overhead expense as a percentage of average assets
  (annualized)                                                        3.05%         2.61%               3.45%        2.78%

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

                                                          September 30,      December 31,
BALANCE SHEET INFORMATION                                     2009              2008
                                                              ----              ----
Cash and cash equivalents                                   $ 16,940          $ 22,149
Investment securities                                         88,729            82,819
Gross loans                                                  323,255           325,047
Allowance for loan losses                                      4,172             2,662
Earning assets                                               421,091           417,938
Total assets                                                 456,626           458,625
Deposits                                                     368,628           355,891
FHLB debt                                                     32,776            47,830
Repurchase agreements                                          5,826             4,552
Stockholders' equity, net of noncontrolling interest          46,624            47,522
Non-performing assets:
  Nonaccrual loans                                             7,994             4,441
  Accruing loans past due 90 days                              1,157             1,092
  Foreclosed real estate                                         845               881
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